UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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Filed by a Party other than the Registrant [  ]

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[  ] Confidential, for use of the commission only (as permitted by rule 14A- 6(E)(2))

[  ] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to Section 240-14a-12

SOUTHWEST GEORGIA FINANCIAL CORPORATION

(Exact name of Registrant as specified in its charter)

_________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

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       [  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing and registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

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April [18], 2013

Dear Shareholder:

The Annual Meeting of the Shareholders of Southwest Georgia Financial Corporation will be held on Tuesday, May 28, 2013, in the Southwest Georgia Bank Administrative Services Building, 205 Second Street S.E., Moultrie, Georgia, at 4:30 P.M. for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

This year we will have a special drawing for shareholders who attend the meeting. We will give away two $500.00 cash prizes--you must be present to win and you must be a shareholder of Southwest Georgia Financial Corporation. (*Directors, advisory board members, officers, and staff of Southwest Georgia Bank and Southwest Georgia Financial Corporation and their immediate families are not eligible to participate in the drawing).

In order to ensure that your shares are voted at the meeting, please complete, date, sign, and return the Proxy in the enclosed postage-paid envelope at your earliest convenience. Every shareholder's vote is important, no matter how many shares you own.

We encourage you to attend this annual meeting of the shareholders and join us in the lobby immediately following the meeting for hors d’oeuvres and refreshments. We look forward to your attendance and continued support.

Very truly yours,

DeWitt Drew

President and Chief Executive Officer

* Immediate family is considered to be husband, wife, and children living at home.

SOUTHWEST GEORGIA FINANCIAL CORPORATION

P.O. Box 3488

201 First Street, S.E.

Moultrie, Georgia 31768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 28, 2013

The annual meeting of shareholders of Southwest Georgia Financial Corporation (“the Corporation”) will be held on Tuesday, May 28, 2013, at 4:30 p.m. at the Southwest Georgia Bank Administrative Services Building, located at 205 Second Street, S.E., Moultrie, Georgia, for the purposes of considering and voting upon:

1.	The election of nine directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;
2.	The approval of the Directors and Executive Officers Stock Purchase Plan;
3.	The approval of an advisory “say on pay” resolution supporting the compensation plan for executive officers;
4.	The approval of an advisory resolution regarding the frequency of future advisory “say on pay” votes on executive compensation;
5.	The ratification of the appointment of Thigpen, Jones, Seaton & Company., P.C. as our independent auditors for the fiscal year 2013; and
6.	Such other matters as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 8, 2013, will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

A Proxy Statement and a Proxy solicited by the Board of Directors are enclosed herewith. Also enclosed is the Corporation’s 2012 Annual Report to Shareholders, which contains financial data and other information about the Corporation. Even if you plan to attend the meeting in Moultrie, Georgia, please provide us voting instructions in one of the following ways as soon as possible:

•	Please mark, sign, date, and return the Proxy promptly in the enclosed business reply envelope; or
•	If your shares are held in “street-name”, that is held for your account by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted.

The Corporation is mailing a full set of its Proxy materials to its shareholders. For disclosure purposes, the Corporation’s Proxy Statement, Proxy Card, and 2012 Annual Report to Shareholders are available on the Corporation’s web address at http://www.sgfc.com/pdf/2012annualreportandproxy.pdf. This internet posting of the Corporation’s Proxy materials will be available on this website on and after April [18], 2013.

For directions to the annual meeting, call (229) 985-1120. If you attend the meeting you may, if you wish, withdraw your Proxy and vote in person.

By Order of the Board of Directors,

DeWitt Drew

President and Chief Executive Officer

April [18], 2013

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. IF YOU ARE PRESENT AT THE ANNUAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

SOUTHWEST GEORGIA FINANCIAL CORPORATION

P.O. Box 3488

201 First Street, S.E.

Moultrie, Georgia 31768

PROXY STATEMENT

April [18], 2013

This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Southwest Georgia Financial Corporation (the “Corporation”) for use at the Annual Meeting of Shareholders of the Corporation to be held on May 28, 2013 (the “Annual Meeting”), and any postponement and adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Corporation. Copies of solicitation materials may be furnished to banks, brokerage houses, and other custodians, nominees, and fiduciaries for forwarding to beneficial owners of shares of the Corporation’s common stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Corporation may solicit Proxies in person or by telephone. It is anticipated that this Proxy Statement and the accompanying Proxy will first be mailed to shareholders on April [18], 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters set forth in the accompanying notice of meeting, including the:

1.	Election of nine directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified;
2.	Approval of the Directors and Executive Officers Stock Purchase Plan;
3.	Approval of an advisory “say on pay” resolution supporting the compensation plan for executive officers;
4.	Approval of an advisory resolution regarding the frequency of future advisory “say on pay” votes on executive compensation; and
5.	Ratification of the appointment of Thigpen, Jones, Seaton & Company., P.C. as our independent auditors for the fiscal year 2013.

Who is entitled to vote?

All shareholders of record of the Corporation’s common stock at the close of business on April 8, 2013, which is referred to as the record date, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock held by them on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

How do I cast my vote?

You may vote your shares by marking, signing, dating and returning the Proxy in the enclosed business reply envelope provided to you, or you may vote in person at the Annual Meeting. If your shares of common stock are held in “street name”, that is held for your account by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted.

If the Proxy is returned but no choice is specified thereon, it will be voted for Proposal 1, 2, 3 and 5, and will be voted “every year” with respect to Proposal 4.

What are the quorum and voting requirements?

A quorum is present when the holders of a majority of the shares outstanding on the record date are present at the Annual Meeting in person or by proxy. On the record date, the Corporation had outstanding and entitled to vote [2,547,837] shares of common stock, par value $1.00 per share.

The required vote for each item of business at the Annual Meeting is as follows:

1.	For Proposal 1, the election of directors, those nominees receiving the greatest number of votes at the Annual Meeting shall be deemed elected, even though the nominees may not receive a majority of the votes cast;
2.	For Proposal 2, the approval of the Directors and Executive Officers Stock Purchase Plan, the vote of a majority of the shares voted on the matter;
3.	For Proposal 3, the approval of the advisory “say on pay” resolution supporting the compensation plan for the executive officers, the vote of a majority of the shares voted on the matter;
4.	For Proposal 4, the approval of the advisory resolution regarding the frequency of future advisory “say on pay” votes on executive compensation, the frequency receiving the greatest number of votes – every three years, every two years or every one year – will be considered the frequency approved by shareholders;
5.	For Proposal 5, the appointment of independent auditors, the affirmation vote of the majority of votes at the Annual Meeting will be deemed ratified; and
6.	For any other business at the Annual Meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.

How are votes counted?

Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the vote. “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients (in “street name”) who have not been given specific voting instructions from their clients with respect to non-routine matters. Typically, ratification of auditors is considered a routine matter by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for such matter, but the election of directors is not.

Because directors are elected by a plurality of the votes cast, the directors that get the most votes will be elected even if such votes do not constitute a majority. Directors cannot be voted “against” and votes to “withhold authority” to vote for a certain nominee will have no effect if the nominee receives a plurality of the votes cast. For all other proposals that come before the meeting, with the exception of the proposal to approve the advisory resolution regarding the frequency of future advisory “say on pay” votes on executive compensation, you may vote “for” or “against” the proposal. With respect to the proposal to approve the advisory resolution regarding the frequency of future advisory “say on pay” votes on executive compensation, you pay vote “every one year”, “every two years,” or “every three years.”

If you hold your shares of common stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote.

Will other matters be voted on at the Annual Meeting?

The Corporation is not aware of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my Proxy instructions?

Any Proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his or her election to vote in person, without compliance with any other formalities. In addition, any Proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering a signed writing revoking it or a duly executed Proxy bearing a later date to the Secretary of the Corporation at Southwest Georgia Financial Corporation, P.O. Box 3488, Moultrie, Georgia 31776-3488. Any shareholder of record as of the record date attending the Annual Meeting may vote in person by ballot whether or not a Proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given Proxy.

Any shareholder holding shares in “street name” by a broker or other nominee must contact the broker or nominee to obtain instructions for revoking the Proxy instructions.

What other information should I review before voting?

The 2012 Annual Report to Shareholders, including financial statements for the year ended December 31, 2012, is enclosed with this Proxy Statement. The Annual Report on Form 10-K, except for the exhibits, is part of the Proxy materials. The Corporation will furnish, without charge, a copy of its complete Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2012, including financial statements and footnotes, to any record or any beneficial owner of its common stock as of April 8, 2013, who requests a copy of such report. Any request for the Annual Report on Form 10-K should be in writing addressed to:

Mr. George R. Kirkland

Southwest Georgia Financial Corporation

P.O. Box 3488

Moultrie, Georgia 31776-3488

You may also obtain copies of the Corporation’s Annual Report on Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, Room 1580, F. Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information.

If the person requesting the Annual Report on Form 10-K was not a shareholder of record on April 8, 2013, the request must include a representation that the person was a beneficial owner of common stock on that date. Copies of any exhibit to the Annual Report on Form 10-K will be furnished on request and upon receipt of the payment of the Corporation’s expense in furnishing the exhibits.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

We have posted materials related to the 2013 Annual Meeting on the Internet. The following materials are available on the Internet at http://www.sgfc.com/pdf/2012annualreportandproxy.pdf:

•	This Proxy Statement for the 2013 Annual Meeting, and
•	The Corporation’s 2012 Annual Report to Shareholders, which includes the Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth, as of March 7, 2013, the beneficial ownership of the Corporation’s common stock by each “person” (as that term is defined by the SEC) known by the Corporation to be the beneficial owner of more than 5% of the Corporation’s common stock, by each director and named executive officer of the Corporation, and by all directors and named executive officers as a group.

	Amount and Nature of	Percent
Name of Beneficial Owner	Beneficial Ownership (1)	of Class
The Employee Stock Ownership Plan and Trust
of Southwest Georgia Financial Corporation	295,814	11.56%
201 First Street, S.E., Moultrie, Georgia 31768
Cecil H. Barber	28,793	1.13%
John J. Cole, Jr.	58,913	2.30%	(2)
DeWitt Drew	13,776	*	(3)
Michael McLean	89,833	3.51%	(4)
Richard L. Moss	26,863	1.05%
Roy H. Reeves	28,856	1.13%
Johnny R. Slocumb	53,174	2.08%
M. Lane Wear	7,622	*
Marcus R. Wells	10,833	*	(5)
Randall L. Webb, Jr.	16,950	*	(6)
Charles R. Lemons	3,999	*	(7)
George R. Kirkland	39,626	1.55%	(8)
Jeffery E. Hanson	4,279	*
All Directors and Named Executive Officers as
a Group (13 persons)	598,667	23.40%
* Indicates less than one percent (1%).

(1)	Based on 2,558,737 shares outstanding as of March 7, 2013, which includes shares underlying outstanding stock options exercisable within 60 days of the record date, which are deemed to be outstanding for purposes of calculating the percentage owned by a holder.
(2)	Includes 44,855 shares allocated to the account of Mr. Cole in the Employee Stock Ownership Plan and Trust, over which shares Mr. Cole exercises voting power.
(3)	Includes 7,025 shares allocated to the account of Mr. Drew in the Employee Stock Ownership Plan and Trust, over which shares Mr. Drew exercises voting power.
(4)	Includes 48,579 shares of which Mr. McLean holds the voting power of attorney for E. J. McLean, Jr. and 24,600 shares of which Mr. McLean holds the voting power of attorney for R. Cooper.
(5)	Includes 6,000 shares of which Mr. Wells holds the voting power of attorney for Hiller M. Gammage, Jr.
(6)	Includes 16,393 shares allocated to the account of Mr. Webb in the Employee Stock Ownership Plan and Trust, over which shares Mr. Webb exercises voting power.
(7)	Includes 542 shares allocated to the account of Mr. Lemons in the Employee Stock Ownership Plan and Trust, over which shares Mr. Lemons exercises voting power.
(8)	Includes 11,849 shares allocated to the account of Mr. Kirkland in the Employee Stock Ownership Plan and Trust, over which shares Mr. Kirkland exercises voting power.

PROPOSAL ONE: ELECTION OF DIRECTORS

The bylaws of the Corporation provide that the Board of Directors shall consist of not less than five nor more than 25 directors. The exact number of directors is currently set at nine by Board resolution. However, the number of directors may be increased or decreased within the foregoing range from time to time by the Board of Directors or by resolution of the shareholders.

The terms of office for directors continue until the next Annual Meeting and until their successors are elected and qualified or until their earlier resignation, removal from office, or death.

Each Proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder. If no specification is made, the Proxy will be voted for the election of the nominees named below to constitute the entire Board of Directors. In the event that any nominee withdraws or for any reason is not able to serve as a director, the Proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee. Management of the Corporation has no reason to believe that any nominee will not serve if elected.

Vote Required

Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present, even though the nominees may not receive a majority of the votes cast.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” each nominee for director.

INFORMATION ABOUT NOMINEES FOR DIRECTOR

The following information as of April [10], 2013, has been furnished by the respective nominees for director. Except as otherwise indicated, each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.

Name (Age)	Information about Nominee

Cecil H. Barber (48)

A director of Southwest Georgia Bank (the “Bank”) and the Corporation since 1999, Mr. Barber is Vice President of Barber Contracting, a general contracting company. Mr. Barber earned a Bachelor of Science degree in Civil Engineering from Georgia Institute of Technology. Also, he has participated in various internally provided training workshops for directors. Mr. Barber’s business experience and familiarity with the local community and businesses deems him qualified as a board member.

John J. Cole, Jr. (63)

A director of the Bank and of the Corporation, Mr. Cole became Chief Operating Officer, Executive Vice President and Cashier of the Bank and Executive Vice President of the Corporation in 2011. Previously, he was Executive Vice President and Cashier of the Bank and Executive Vice President of the Corporation since 2002. Prior to that, he had been Senior Vice President and Cashier of the Bank and Senior Vice President of the Corporation since 1992. He has served in various other positions with the Bank since 1976 and the Corporation since 1981. Mr. Cole earned a Bachelor of Science degree in Business Administration from Valdosta State University. Mr. Cole graduated from the School for Bank Administration at the University of Wisconsin as well as Stonier Graduate School of Banking. Also, he has participated in various internally provided training workshops for directors. Mr. Cole’s education and vast knowledge of the banking industry and the operation of the Bank are assets to the Board.

DeWitt Drew (56)

Mr. Drew has been President and Chief Executive Officer of the Bank and Corporation since May 2002. Previously, he served as President and Chief Operating Officer during 2000 and 2001 and Executive Vice President during 1999 for the Bank and Corporation. Mr. Drew earned a Bachelor of Science degree in Business Administration with a concentration in Accounting from the University of South Alabama. He is a graduate of The Graduate School of Banking of the South at Louisiana State University. Also, he has participated in various internally provided training workshops for directors. Mr. Drew’s role in leading the Corporation and the Bank and breadth of banking education and experience are critical to the Board in this challenging economic environment.

Michael J. McLean (66)

Chairman of the Board of the Corporation and Presiding Director of the Bank since 2006, Mr. McLean has been a director of the Bank and Corporation since 1999. Mr. McLean is the owner of McLean Engineering Company, Inc., an engineering consulting firm. Mr. McLean earned Bachelor of Science degrees in Textiles and Electrical Engineering from Georgia Institute of Technology. Also, he has participated in various internally provided training workshops for directors. Mr. McLean’s professional experience as a successful entrepreneur and his long-term board directorship are essential to the Board.

Richard L. Moss (61)

Vice Chairman of the Board of the Corporation and Assistant Presiding Director of the Bank since 2006, Mr. Moss has been a director of the Bank since 1980 and of the Corporation since 1981. Mr. Moss is President of Moss Farms. Mr. Moss earned a Bachelor of Science degree in Agricultural Economics from North Carolina State University. Also, he has participated in various internally provided training workshops for directors. Mr. Moss’s extensive agricultural knowledge and experience within the agricultural community, which is a big part of the Bank’s customer base, are invaluable to the Board.

Roy H. Reeves (53)

A director of the Bank and the Corporation since 1991, Mr. Reeves is the owner of Reeves Properties, L.P., a property rental company. Mr. Reeves earned a Bachelor degree in Business Administration from the University of Georgia. He has attended several Georgia Bankers Association sponsored bank director training programs. Also, he has participated in various other internally provided training workshops for directors. Mr. Reeves’s professional experience in real estate projects offer a unique insight into the markets in which we operate.

Johnny R. Slocumb (60)

A director of the Bank and the Corporation since 1991, Mr. Slocumb is the owner of Slocumb and Associates, Inc., a company which offers real estate and insurance services. Mr. Slocumb earned a Bachelor of Science degree in Business from Georgia Southwestern College. Also, he has participated in various internally provided training workshops for directors. Mr. Slocumb’s business insight, especially in the real estate and insurance industries, and knowledge of our market are necessary to direct the Corporation.

M. Lane Wear (61)

A director of the Bank and of the Corporation since 2007. Mr. Wear is a Certified Public Accountant and has been a partner with Vines, Wear and Mangum, LLP since 1986. Mr. Wear earned a Bachelor of Business Administration degree from Georgia Southern College. Also, he has participated in various internally provided training workshops for directors. Mr. Wear’s accounting background and financial acumen are imperative to the Board.

Marcus R. Wells (55)

A director of the Bank and of the Corporation since 2007. Mr. Wells is a licensed physical therapist and has been owner and Chief Executive Officer of Alliance Rehab, Inc., d/b/a Moultrie Physical Therapy & Rehabilitation since January 2004. Previously, he was employed from 1999 to March 2003 and was managing partner from April 2003 to December 2003 by Moultrie Physical Therapy & Rehabilitation. Also, Mr. Wells has been Chief Executive Officer of POINT, Inc., (Prevention of Occupational & Industrial Trauma) since 1998. Mr. Wells earned an Associate in Arts degree from Tallahassee Community College and a Bachelor of Science degree in Physical Therapy from Florida A & M University. He has earned certificates from Community Bankers Association of Georgia and from Terry College of Business (University of Georgia) in bank director and fundamentals training. Also, he has participated in various other internally provided training workshops for directors. Mr. Wells’ broad director training, ties to the local community, and business experience deems him qualified as a board member.

There are no family relationships between any director, executive officer, or nominee for director of the Corporation or any of its subsidiaries.

Meetings and Composition of the Board of Directors

The Board of Directors held 12 regular meetings and one called meeting during 2012. All of the directors attended at least seventy-five percent (75%) of the Board and committee meetings held during 2012 and their tenure as directors. Directors are expected to be present at all Board of Directors meetings of the Corporation. Directors are expected to be present at the Annual Meeting of the Corporation. All of the directors attended the Corporation’s 2012 Annual Meeting.

The Board of Directors has determined that seven of the nine members of the Board of Directors are “independent” as defined under applicable federal securities laws and listing standards of the NYSE MKT (“NYSE MKT”). The “independent” directors are Messrs. Barber, McLean, Moss, Reeves, Slocumb, Wear, and Wells.

Board Leadership Structure and Role in Risk Oversight

The Corporation is led by Mr. DeWitt Drew who serves as the President and Chief Executive Officer. Mr. Drew has been President and Chief Executive Officer since 2002. The Board of Directors is led by Michael J. McLean as Chairman and is comprised of nine directors total, seven of whom have been determined to be independent directors. Each of the Audit, Personnel and Nominating Committees of the Board of Directors are comprised entirely of independent directors.

The Chief Executive Officer is responsible for oversight of the day-to-day operations and business affairs of the Corporation, including directing the business conducted by the employees, managers and officers of the Corporation. The Chairman is responsible for leading the Board of Directors in its duty to oversee the management of the business and affairs of the Corporation and ensuring that he and the other directors act in the best interest of the Corporation and its shareholders.

Risk oversight of the Corporation is the responsibility of the Board of Directors. It administers this oversight function by evaluating various components of risks to the Corporation at each meeting of the Board of Directors. The current structure of the Board of Directors is appropriate for the Corporation at this time and facilitates careful oversight of risk for the Corporation by the independent directors. The Corporation believes it is important to maintain the separate roles of the Chairman of the Board of Directors and the Chief Executive Officer. This allows the Chairman to be an independent leader for the Board of Directors as well as a liaison between the Board of Directors and management. The independent directors met in executive session without the non-independent directors and management two times in 2012. This executive session of the Board of Directors allowed the Board of Directors to review key decisions and discuss matters in a manner that is independent of senior management and non-independent directors.

Committees of the Board of Directors

The Board of Directors has established three committees, a Personnel Committee, an Audit Committee, and a Nominating Committee.

Personnel Committee

The Personnel Committee is composed of four members, Cecil Barber, Michael J. McLean, Richard L. Moss, and M. Lane Wear. The Board of Directors has determined that all of these directors are “independent” under applicable federal securities laws and listing standards of the NYSE MKT. The Personnel Committee held five meetings during 2012.

The Personnel Committee is responsible for establishing and administering the policies that govern the compensation arrangements for executive officers and other employees. The Personnel Committee is also responsible for oversight and administration of certain executive and employee compensation and benefit plans, including the Pension Retirement Plan (the “Pension Plan”), the Supplemental Retirement Plan (the “Supplemental Plan”), the 401(K) Plan, the Director’s and Executive Officer’s Stock Purchase Plan (the “Stock Purchase Plan”) and the Key Individual Stock Option Plan (the “Option Plan”). It periodically reviews and makes recommendations to the Board with respect to Director Compensation.

Audit Committee

The Audit Committee presently consists of four directors, Richard L. Moss, Cecil Barber, M. Lane Wear, and Johnny R. Slocumb. The Audit Committee held 11 meetings during 2012.

The Board of Directors has determined that all of the members of the Audit Committee are “independent” under applicable federal securities laws and listing standards of the NYSE MKT and have sufficient knowledge in financial and accounting matters to serve on the Audit Committee, including the ability to read and understand fundamental financial statements. Mr. Wear, the chairman of the Audit Committee, qualifies as “financially sophisticated” under the listing standards of the NYSE MKT or as an “audit committee financial expert” under the federal securities laws.

The Audit Committee is responsible for recommending the selection of independent auditors; meeting with the independent auditors to review the scope and results of the audit; reviewing with management and the internal auditor the systems of internal control and the internal audit reports; and ascertaining that any and all operational deficiencies are satisfactorily corrected.

Nominating Committee

The Board of Directors has a standing Nominating Committee that presently consists of seven members, Cecil Barber, Richard L. Moss, Michael J. McLean, Roy H. Reeves, M. Lane Wear, Johnny R. Slocumb, and Marcus R. Wells. The Nominating Committee held one meeting during 2012. The Nominating Committee nominates all directors and presents a slate of nominees for the Board of Directors to be approved by a majority of independent directors. The Board of Directors has determined that all of the members of the Nominating Committee are “independent” under applicable federal securities laws and listing standards of the NYSE MKT.

Charters

The Board of Directors has adopted written Personnel, Audit, and Nominating Committee Charters that are annually reviewed and assessed. The charters are all posted on the Corporation’s website, www.sgfc.com.

Director Nominations

A candidate for the Board of Directors must meet the eligibility requirements set forth in the Corporation’s bylaws and in any applicable Board or committee resolutions. The Nominating Committee considers diversity in qualifications and characteristics that it deems appropriate from time to time when selecting individuals to be nominated for election to the Board of Directors. These qualifications and characteristics may include, without limitation, independence, integrity, business experience, education, accounting and financial expertise, age, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions. In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s Board and committee attendance, performance, and length of Board service.

The Nominating Committee will consider in accordance with the analysis described above all director nominees properly recommended by shareholders. Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide written notice to Mr. George R. Kirkland, Southwest Georgia Financial Corporation, P. O. Box 3488, Moultrie, GA, 31776-3488 pursuant to the deadlines described in “Shareholders Proposals and Director Nominations.”

Code of Ethical Conduct

The Corporation has adopted a Code of Ethics Policies and Procedures designed to promote ethical conduct by all of the Corporation’s directors, officers, and employees. The Code of Ethics Policies and Procedures includes a Code of Ethical Conduct for the Chief Executive Officer and Senior Financial Officers which sets forth standards applicable to all officers, directors, and employees but has provisions specifically applicable to the Chief Executive Officer and the principal financial officer. The Code of Ethics Policies and Procedures complies with the federal securities law requirement that issuers have a code of ethics applicable to the chief executive officer and principal financial officer, and the NYSE MKT requirement that listed companies have a code of ethical conduct applicable to all directors, officers, and employees. The Corporation’s Code of Ethical Conduct applicable to the Chief Executive Officer and the principal financial officer is posted on its website, www.sgfc.com. The Corporation has not had any amendment to or waiver of the Code of Ethical Conduct. If there is an amendment or waiver, the Corporation will post such amendment or waiver on its website.

EXECUTIVE COMPENSATION

Overview and Philosophy

The objective of the Corporation’s compensation program is to offer a compensation package that will attract, motivate, reward, and retain high-performing and dedicated employees. The package must balance competitive need and individual performance with affordability. The package must also provide financial security for employees and dependents upon retirement, disability, or death. The compensation program is designed to reward performance, longevity, professional growth, initiative, and increased responsibility.

Administration

The Personnel Committee of the Corporation reviews, evaluates, and approves compensation and benefits for all officers, including the “Named Executive Officers”, who are DeWitt Drew, who is President and Chief Executive Officer of the Corporation and the Bank, Charles R. Lemons, who is President and Chief Executive Officer of Empire Financial Services, Inc., a subsidiary of the Bank, and John J. Cole, Jr., who is Chief Operating Officer, Executive Vice President and Cashier of the Bank and Executive Vice President of the Corporation, and also reviews general policy matters relating to compensation and benefits. The executive officers recommend to the Personnel Committee compensation for other employees based on comparison to compensation data received from banking related compensation and benefits surveys.

All remuneration paid to the Corporation’s officers during the year ended December 31, 2012, was paid by subsidiaries of the Corporation.

Elements of Compensation

Annual Base Salary and Cash Bonus. Executive officer annual base salary and bonus awards are determined by the Personnel Committee with reference to Corporation-wide, divisional, and individual performance for the previous fiscal year based on a wide range of measures, which include comparisons with competitors’ performance and internal goals set before the start of each fiscal year and by comparison to the level of executive officers’ compensation of other financial institutions of comparable size in comparable markets. No relative weights are assigned for these factors.

The Personnel Committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and in comparable markets. In keeping with this belief, the Committee consistently participates in and uses compensation and benefit surveys from the Georgia Bankers Association and the Bank Administration Institute and measures the Corporation’s performance with peer comparison from the Federal Financial Institution Examining Council Peer Group Report.

During 2012, the Personnel Committee set annual salary and bonus for the Named Executive Officers in 2012 based primarily on Corporation-wide performance. The Personnel Committee believes that returns on assets (“ROA”) and equity (“ROE”) are the most appropriate measures for evaluating this performance.

In 2012, the Corporation had net income of $1.9 million, an increase of $478,000 when compared with the previous year’s net income, and the ROA increased to 0.60% and ROE grew to 6.62%, compared to ROA of 0.48% and ROE of 5.25% in 2011. However, net income, ROA and ROE were slightly lower than the 2012 performance goals of $2.1 million in net income, ROA of 0.66% and ROE of 7.05%. Certain events occurred in 2012 that affected net earnings causing the Corporation to decline from its 2012 performance goals. Specifically, the Corporation recognized a large additional pension contribution, lower than expected account service charges as well as higher costs related to enhancing information technology infrastructure in 2012. These decreases were partially offset by gains on the sale of securities and greater fee income.

In view of corporate performance, all of the Named Executive Officers received raises in their annual base salary of up to 4.7% in 2012 and also received bonuses of up to 16.5% of base salary. In 2011, the Named Executive Officers’ salary increases were up to 8.5% and their bonuses were up to 10% of base salary. The Named Executive Officers’ base salaries and annual bonuses for 2012 are listed in “Executive Compensation - Summary Compensation Table”.

Equity Incentive Awards. The Corporation did not grant any equity incentive awards in fiscal year 2012 to the Named Executive Officers or any other employee or director.

Retirement and Other Benefits

The Corporation offers retirement and other benefits that the Personnel Committee believes provides employees with a highly competitive package of benefits. The Corporation believes these forms of compensation enhance the ability to competitively search, hire, and retain a strong and competent executive staff, and that the 401(k) Plan, ESOP and Stock Purchase Plan encourage corporate ownership among employees.

Pension Plan. The Corporation’s Pension Plan is a qualified noncontributory defined benefit pension plan and is described in “Executive Compensation – Pension Benefits”. The Corporation froze the Pension Plan in 2006.

401(k) Plan. In place of the frozen Pension Plan, the Corporation adopted the Southwest Georgia Bank 401(k) Plan effective January 1, 2007 (the “401(k) Plan”), for the benefit of almost all of the employees who attain the age of 21 years and complete a year of service. The 401(k) Plan is a qualified defined contribution plan as provided for under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). This 401(k) Plan will match contributions dollar for dollar for the first 4% of compensation that each participant defers into the 401(k) Plan each payroll period. The 401(k) Plan allows for a discretionary match in excess of 4% and for participants to defer up to 80% of their respective compensation, subject to the maximum deferrals permitted under the Code. In 2012, the Corporation matched up to 4% of compensation for Mr. Drew, Mr. Lemons, and Mr. Cole in the amounts of $9,003, $7,112, and $6,541, respectively.

Employee Stock Ownership Plan. The Corporation has a qualified, nondiscriminatory Employee Stock Ownership Plan (“ESOP”) administered by an ESOP Committee, and its assets are held and managed by a trustee. This ESOP is designed to motivate and reward employees as corporate owners and to provide to eligible employees additional retirement benefits. The ESOP covers almost all employees who have completed at least two years of service. Contributions to the ESOP are at the discretion of the Board of Directors and are allocated to participants who are actively employed on the last day of the plan year and who have completed a year of service for such year (as defined in the ESOP). The annual amount of the contribution is determined by taking into consideration the prevailing financial conditions and fiscal requirements of the Corporation. The total annual contribution is limited by the amount that the Corporation can deduct for federal income tax purposes. Each eligible participant’s contribution is based on a percentage of annual compensation. This form of compensation plan supports the Corporation’s overall mission statement to attain motivated and dedicated employees. In 2012, the Corporation’s subsidiaries made ESOP contributions to Mr. Drew, Mr. Lemons, and Mr. Cole in the amounts of $6,128, $4,456, and $4,360, respectively.

Supplemental Retirement Plan. The Corporation’s Supplemental Plan is a non-qualified retirement plan which provides benefits for any excess annual retirement benefits which cannot be paid under the Pension Plan and ESOP, and is described in “Executive Compensation – Pension Benefits”. There was no impact to the ESOP part of this plan as a result of the frozen Pension Plan. Mr. Drew is the only active participant in the Supplemental Retirement Plan and the Bank made no contribution for Mr. Drew in 2012.

 Stock Purchase Plan. The Corporation had a stock purchase plan for executive officers and directors of the Corporation that is being replaced by the Directors and Executive Officers Stock Purchase Plan that is the subject of Proposal 2 of this Proxy Statement. The former plan provided that participants may elect to contribute up to $500 monthly of salary or directors’ fees and receive corporate common stock with an aggregate value of two times the contribution with the maximum level of monthly contribution set by the Board of Directors. In 2012, the Corporation contributed $1,500 to the plan accounts of Mr. Drew and Mr. Lemons and $750 to the plan account of Mr. Cole.

Insurance. The Corporation provides to all employees group term life insurance benefit of 2.5 times their annual base salary not to exceed $350,000. The Corporation’s subsidiaries paid premiums of $1,548, $2,376 and $2,376, respectively, for Mr. Drew, Mr. Lemons and Mr. Cole during 2012. The excess premium paid over $50,000 of life insurance benefit is non-cash compensation to the employee. Mr. Drew was the only management officer with bank owned life insurance compensation of $980 during 2012.

Employment Contracts and Change in Control Arrangements

DeWitt Drew. On October 1, 2003, the Corporation and the Bank entered into an employment agreement with DeWitt Drew. Under the employment agreement, Mr. Drew serves as the President and Chief Executive Officer of the Corporation and the Bank and is entitled to receive an annual base salary (currently $222,000) which is subject to normal annual increases as shall be determined by the Board of Directors of the Corporation from time to time. The employment agreement commenced on October 1, 2003, and is for a rolling five-year term that is extended for an additional day each day of his employment. In addition to the base salary, Mr. Drew is eligible to earn incentive or bonus compensation in accordance with such bonus plan as may be established by the Board of Directors of the Corporation for the fiscal year. Mr. Drew receives benefits of the kind customarily granted to other executives of the Bank and the Corporation, including participation in the Corporation’s benefit plans. The Bank also pays the premiums on a $1 million split dollar life insurance policy for Mr. Drew. If Mr. Drew’s employment terminates for any reason, he agrees not to provide banking services or solicit certain bank customers within certain geographical limits for a period of two years after such termination.

If Mr. Drew’s employment is terminated for Cause (as defined in the employment agreement) or if he voluntarily terminates his employment, the Bank and the Corporation will have no further financial obligation to him. The stock options that are vested as of the termination date will be exercisable for 90 days and then terminate. If Mr. Drew’s employment is terminated without cause or by Mr. Drew for Good Reason (as defined) after a Change in Control (as defined), he is entitled to the salary and medical benefits provided to him under the employment agreement for the remainder of the then current term, subject to the terms and conditions of the employment agreement. Any options he has been granted as of the termination date will immediately vest and expire upon their normal expiration date in the case of a Change in Control or one year in case of another termination without cause. If Mr. Drew’s employment is terminated due to a disability, he shall continue to receive his salary for the remainder of the then current term and receive medical benefits until the earlier of the end of the then current term or he is entitled to disability coverage. If Mr. Drew’s employment terminates because of death or disability, his options will vest and will expire upon their normal expiration date. In the event of any such termination at December 31, 2012, except as set forth below, Mr. Drew would have been entitled to $1,138,030, which is the sum of his present salary and medical benefits for the five-year term.

Mr. Drew’s employment agreement provides that the compensation and benefits provided for under the agreement shall be reduced or modified so as to insure that the payments thereunder do not constitute an “excess parachute payment” as defined under Section 280G of the Internal Revenue Code (an “Excess Severance Payment”). The agreement does not provide for the payment of any taxes or a gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an Excess Severance Payment.

Charles R. Lemons. As of January 8, 2007, the Banks’ subsidiary, Empire, entered into an employment agreement with Charles R. Lemons. On July 31, 2009, the Bank agreed to guarantee Empire’s performance of its obligations under the employment agreement. Under the employment agreement, Mr. Lemons, who now serves as President and Chief Executive Officer of Empire, is entitled to receive an annual base salary (currently $166,500) subject to normal annual increases as determined by the Board of Directors from time to time. The employment agreement commenced on January 8, 2007 for a three-year term and automatically renewed for an additional three-year term. In addition to the base salary, Mr. Lemons is eligible to earn incentive or bonus compensation in accordance with such bonus plan as may be established by the Board of Directors of the Corporation for the fiscal year. Mr. Lemons receives benefits of the kind customarily granted to other executives of the Bank and the Corporation, including participation in the 401(k) plan, disability insurance, medical insurance, and life insurance pursuant to the employment agreement. If Mr. Lemons’ employment terminates for any reason other than without Cause (as defined in the employment agreement) or for Good Reason (as defined), he agrees not to provide banking services or solicit certain bank customers within certain geographical limits for a period of two years after such termination.

If Mr. Lemons’ employment is terminated for Cause or if he voluntarily terminates his employment, the Bank and the Corporation will have no further financial obligation to him. The stock options that are vested as of the termination date will be exercisable for 90 days and then terminate. If Mr. Lemons’ employment is terminated without Cause or by Mr. Lemons for Good Reason, he is entitled to the salary and medical benefits provided to him under the employment agreement for one year, subject to the terms and conditions of the employment agreement. Any options he has been granted as of the termination date will immediately vest and be exercisable for one year and then terminate. If Mr. Lemons’ employment is terminated due to a disability, he shall continue to receive his salary for one year and receive medical benefits until the earlier of one year or he is entitled to disability coverage. If Mr. Lemons’ employment terminates because of death or disability, his options if any will vest and will expire upon their normal expiration date. In the event of any such termination at December 31, 2012, Mr. Lemons would have been entitled to $166,500, which is the sum of his present salary for one year.

Summary Compensation Table

The following table sets forth the annual and other compensation paid or accrued in 2012 for the Named Executive Officers. No other executive officers of the Corporation are required to be included in this table and/or were paid $100,000 or more in total compensation during 2012.

	Annual Compensation
Name and Principal				All Other
Position During 2012	Year	Salary	Bonus	Compensation(1)		Total

DeWitt Drew	2012	$212,000	$35,000	$30,359	(2)	$277,359
President and CEO of the	2011	$204,000	$20,000	$30,105		$254,105
Corporation and the Bank

Charles R. Lemons	2012	$162,000	$16,200	$15,444		$193,644
President and CEO of Empire	2011	$157,845	$14,206	$16,009		$188,060
Financial Services, Inc.

John J. Cole, Jr.	2012	$160,000	$13,000	$23,088	(3)	$196,088
Chief Operating Officer, Executive	2011	$150,000	$7,000	$25,070		$182,070
Vice President and Cashier of
the Bank and Executive Vice
President of the Corporation

(1) Amounts shown include stock purchase plan contributions, 401(k) match, ESOP contributions, group term life insurance, and bank owned life insurance benefits.

(2) Includes director’s fees for 2012 of $11,200.

(3) Includes director’s fees for 2012 of $11,200.

Equity-Based Compensation

The Corporation established the Key Individual Stock Option Plan (the “Option Plan”) to provide for the grant of stock options to officers of the Corporation. Although the Option Plan is administered by the Personnel Committee of the Board of Directors, no new stock options or other awards have been granted under the Option Plan since 2007. As of December 31, 2012, there were no outstanding equity awards under the Option Plan. The Corporation has never granted any other type of stock awards under the Option Plan or otherwise.

Pension Benefits

The Corporation maintains the Pension Plan which was frozen effective December 31, 2006 as a result of the increasing costs to keep it funded. The cost of the Pension Plan which represents the current and future benefits of current and retired employees has been funded by the Corporation’s subsidiaries. These benefits accrue based upon actuarial determinations employing the aggregate funding method. The compensation covered by the Pension Plan has included total annual compensation including bonuses and overtime pay. The employee benefits earned through December 31, 2006, are preserved and the funds will be maintained in a trust account to pay future benefits through retirement, but new benefits will not accrue under the Pension Plan. The portion of compensation which is considered covered compensation under the Pension Plan equals the annual salary and bonus amounts indicated in “Executive Compensation - Summary Compensation Table”.

All executive officers who exceed the maximum covered compensation limited by federal law of $250,000 are covered under the Corporation’s Supplemental Retirement Plan. Any excess annual retirement benefit which could not be paid under the Pension Plan and ESOP because of the above federal limitation will be payable under the Supplemental Plan. During 2012, only DeWitt Drew, the Chief Executive Officer qualified for this Plan.

Generally, when a participant retires, both the Pension Plan and the Supplemental Plan will pay to the participant benefits in the form of equal monthly installments for such participant’s life unless the participant elects to have his retirement benefits payable under one of several optional forms of payment. The benefits are based on compensation and years of service and are taxable to the participant. The normal retirement age defined in the plan is 65.

Director Compensation

All of the members of the Board of Directors of the Corporation also serve on the Bank’s Board of Directors. Each Board member is compensated for his board services by the Bank. The annual director fees for the Chairman, Vice Chairman, and each director are $12,000, $8,400, and $6,000, respectively. In addition, directors are paid $400 for each Board meeting attended and $200 for each committee meeting attended (committee meeting attendance fees are paid only to outside directors). There is currently one retired director emeritus. A retired director emeritus at age 70 with at least seven years of directorship service is compensated $3,600 per year for five years. Directors could contribute their directors’ fees to the Corporation’s stock purchase plan described in “Retirement and Other Benefits - Stock Purchase Plan” or the plan described in Proposal 2 and, in each case, receive common stock of the Corporation with an aggregate value of two times their contribution.

The Corporation has a voluntary deferred compensation plan (the “Deferred Compensation Plan”) for the Board of Directors administered by an insurance company. The Deferred Compensation Plan stipulates that if a director participates in the Deferred Compensation Plan for four years, the Corporation will pay the director future monthly income for 10 years beginning at normal retirement age, and the Corporation will make specified monthly payments to the director’s beneficiaries in the event of his or her death prior to the completion of such 10-year payments. The Deferred Compensation Plan is funded by life insurance policies, with the Corporation as the named beneficiary. This Deferred Compensation Plan is closed to new director enrollment and participation. The only current participant is Richard L. Moss.

The following table summarizes 2012 non-employee director compensation. There were no option or stock awards granted to directors for 2012, and directors do not participate in the Pension Plan or receive any non-qualified deferred compensation. Mr. Drew and Mr. Cole were the only employees on the Board of Directors for 2012 and their compensation for that service is described in “Executive Compensation – Summary Compensation Table”. The Corporation believes that the total level of compensation for directors is reasonably comparable with other small publicly traded community bank holding companies.

Director Compensation Table
	Fees Earned	All Other
Name	or Paid in Cash	Compensation	Total
Cecil H. Barber	$15,400	$1,500	$16,900
Michael J. McLean	28,600	1,500	30,100
Richard L. Moss	14,600	1,500	16,100
Roy H. Reeves	22,600	1,500	24,100
Johnny R. Slocumb	16,200	1,500	17,700
M. Lane Wear	15,400	1,500	16,900
Marcus R. Wells	21,800	1,500	23,300

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Corporation has a written related person transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed by the Corporation pursuant to Item 404 of Regulation S-K under the Securities Act of 1933. The Board of Directors or the Audit Committee must approve all such transactions under the policy.

The Bank from time to time has had, and expects to have in the future, banking transactions in the ordinary course of business with officers and directors of the Corporation and other related persons, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties. Such transactions have not involved more than the normal risk of collectibility or presented other unfavorable features. At December 31, 2012, loans to officers, directors, and principal shareholders of the Corporation and the Bank and to other related persons amounted to $2,344,000. Also, during 2012, directors and executive officers had approximately $3,147,000 in deposits with the Bank.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to an Audit Committee Charter (“the Charter”) that was adopted by the Board of Directors on May 24, 2000, and revised on July 23, 2003. The Corporation’s management is responsible for its internal accounting controls and the financial reporting process. The Corporation’s independent accountants, Thigpen, Jones, Seaton & Co., P.C. (“Thigpen”), are responsible for performing an audit of the Corporation’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee was involved with the selection process and the approval of Thigpen as the Corporation’s principal independent auditors. Also, the Audit Committee has approved Thigpen to provide non-audit services related to improving the Corporation’s internal audit program and performing an information technology audit.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the Corporation’s audited consolidated financial statements with management and the independent accountants. The Audit Committee has discussed with the Corporation’s independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee,” as currently in effect. In addition, the Audit Committee has received the written disclosures from the independent accountants required by Independence Standards Board Standard No.1, “Independence Discussions with Audit Committees,” and has discussed with the independent accountants their independence. The Audit Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining their independence.

The Audit Committee also discussed with management and the auditors the quality and adequacy of the Corporation’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget, and staffing.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Corporation’s financial statements has been carried out in accordance with standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with generally accepted accounting principles or that the Corporation’s auditors are in fact “independent”.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Corporation be included in the Annual Report on Form 10-K for the year ending December 31, 2012, for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Richard L. Moss	M. Lane Wear
Johnny R. Slocumb	Cecil Barber

PROPOSAL TWO: APPROVAL OF THE DIRECTORS AND

EXECUTIVE OFFICERS STOCK PURCHASE PLAN

On August 22, 2012, the Board of Directors adopted the Directors and Executive Officers Stock Purchase Plan (the “Stock Purchase Plan”), subject to shareholder approval at the 2013 Annual Meeting. The full text of the Stock Purchase Plan is attached as Appendix I to this Proxy Statement. The following summary of the major provisions of the Stock Purchase Plan is qualified, in its entirety, by reference to the Stock Purchase Plan as set forth in Appendix I.

Purpose

The purpose of the Stock Purchase Plan is to enable directors and executive officers of the Corporation to acquire the Corporation’s common stock at an advantageous price with their own funds and funds from the Corporation. The Board of Directors believes the Stock Purchase Plan promotes participation in the ownership of the Corporation which will be of mutual benefit to eligible participants and the Corporation.

Administration

The Personnel Committee will administer the Stock Purchase Plan. The Personnel Committee Charter provides that to the extent required or appropriate under applicable law, rule or regulation, and unless otherwise determined by the Board of Directors, each member of the Personnel Committee shall be (1) a “non-employee director”, as such term is defined in Rule 16b-3, adopted pursuant to Section 16 of the Exchange Act, and (2) an “outside director”, as such term is defined under Section 162(m) of the Code and related regulations.

The Stock Purchase Plan provides that the Personnel Committee will have the power from time to time to establish suitable rules and procedures for administering the Stock Purchase Plan. All decisions of the Personnel Committee pertaining to the interpretation, construction or application of the Stock Purchase Plan or the rules promulgated by the Stock Purchase Plan shall be final and conclusive.

Shares Subject to Stock Purchase Plan

Under the terms of the Stock Purchase Plan, the shares of the Corporation’s common stock purchased by the Personnel Committee on behalf of an eligible executive officer or a director of the Corporation that has elected to participate in the Stock Purchase Plan will be purchased, in the discretion of the Personnel Committee, from authorized but unissued shares, treasury shares, shares purchased on the open market or from existing shareholders, or from shares held by the ESOP. The maximum number of shares of common stock available for issuance pursuant to the Stock Purchase Plan is 200,000 shares. However, the aggregate number of shares of common stock which may be issued under the Stock Purchase Plan will be proportionately and equitably adjusted in the event that prior to the transfer of all of the shares of common stock that may be issued in accordance with the Stock Purchase Plan, there are any increases or reductions in the number of shares of common stock of the Corporation outstanding by reason of any one or more stock dividends, stock splits, stock constrictions or any other material change in the capital structure of the Corporation by way of reclassification, reorganization or recapitalization.

Stock Purchase Rights

Executive officers and directors of the Corporation are eligible to participate in the Stock Purchase Plan. The Board of Directors currently consists of nine directors, and there are currently 32 executive officers of the Corporation eligible to participate in the Stock Purchase Plan. Furthermore, the Board of Directors has the authority to designate other officers and key employees as eligible to participate in the Stock Purchase Plan. Under the Stock Purchase Plan, executive officers and directors eligible to participate in the Stock Purchase Plan are permitted to withhold a portion of their salary and/or director fees to be credited to their participant account. On the purchase date, which is determined by the Personnel Committee, the Personnel Committee purchases on behalf of each eligible executive officer and director shares of common stock with an aggregate fair market value of up to two times the amount then credited to an individual’s respective participant account. As soon as practicable after the purchase date, the Corporation shall cause shares of common stock to be registered in the name of the participating executive officers and directors.

Amendment or Termination

The Board of Directors may terminate or amend the Stock Purchase Plan at any time. Approval of the shareholders of the Corporation within 12 months after the date on which the Board of Directors amends the Stock Purchase Plan is necessary in the event the amendment would (i) increase the number of shares of common stock that are authorized under the Stock Purchase Plan; (ii) expand the class of persons eligible to participate under the Stock Purchase Plan; or (iii) constitute a “material revision” of the Stock Purchase Plan under applicable rules.

Federal Income Tax Consequences

The following discussion summarizes the material federal income tax consequences of participation in the Stock Purchase Plan. This discussion is general in nature and does not address issues related to the tax circumstances of any particular director. The discussion is based on federal income tax laws in effect on the date hereof and is, therefore, subject to possible future changes in law. This discussion does not address state, local or foreign tax consequences.

Under current law, the Corporation believes that the following federal income tax consequences would generally result under the Stock Purchase Plan. Upon the purchase of common stock at a discount under the Stock Purchase Plan, the director or executive officer would recognize ordinary income in an amount equal to the difference between the aggregate fair market value of the common stock at the time of purchase and the amount then credited to the such director or executive officer’s participant account. In addition, a director would generally include in his or her gross income any director fees received in connection with his or her directorship in the year such fee is paid. The director or executive officer’s basis in the acquired common stock would equal the amount credited to such director or executive officer’s participant account plus any income he or she recognized upon acquisition of the acquired common stock. Where ordinary income is recognized by a director or executive officer in connection with the acquisition of common stock pursuant to the Stock Purchase Plan, the Corporation would be entitled to a deduction in an amount equal to the ordinary income recognized by such director or executive officer.

New Plan Benefits

Because benefits under the Stock Purchase Plan will depend on the election of directors and executive officers to participate in the Stock Purchase Plan and the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by our directors and executive officers if the Stock Purchase Plan is approved by the shareholders.

Required Vote

The affirmative vote of a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present is required to approve the Stock Purchase Plan.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” Proposal Two.

PROPOSAL THREE: APPROVAL OF ADVISORY RESOLUTION SUPPORTING

THE COMPENSATION PLAN FOR EXECUTIVE OFFICERS

General

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Corporation is asking its shareholders to vote, on an advisory basis, on the compensation of its Named Executive Officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Corporation’s shareholders the opportunity to express their views on the compensation of the Corporation’s Named Executive Officers.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Corporation’s long-term success. Shareholders are urged to read the “Executive Compensation” section of this Proxy Statement for greater detail about the Corporation’s executive compensation programs, including information about the fiscal year 2012 compensation of the Named Executive Officers.

The Corporation is asking the shareholders to indicate their support for the compensation of the Corporation’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as described in the “Executive Compensation” section of this Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables, notes and narratives.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Corporation, the Personnel Committee and the Board of Directors value the opinions of the Corporation’s shareholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board of Directors will consider the shareholders’ concerns and the Personnel Committee will evaluate what actions may be necessary or appropriate to address those concerns.

You may “for,” “against,” or “abstain” from the proposal to approve on an advisory basis the compensation of our Named Executive Officers.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present is required to approve the advisory “say on pay” resolution supporting the compensation plan for the executive officers. Accordingly, any abstention or broker non-vote will count as a vote against the proposal.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” Proposal Three.

PROPOSAL FOUR: ADVISORY VOTE ON THE FREQUENCY OF

AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to the Dodd-Frank Act, the Corporation is also asking its shareholders to provide their input with regard to the frequency of future shareholder advisory “say on pay” votes on executive compensation programs, such as the proposal contained in Proposal 3 above. In particular, we seek your input on whether the advisory vote on executive compensation should occur once every year, every two years or every three years.

After considering this agenda item, the Board of Directors has determined that an advisory vote on executive compensation [every year] is the appropriate interval for conducting and responding to a “say on pay” vote. By providing an advisory vote on executive compensation [every year], shareholders will be able to provide the Corporation with direct, annual input on its compensation philosophy, policies and practices.

Even though your vote is advisory and therefore will not be binding on the Corporation, the Board of Directors and the Personnel Committee value the opinions of shareholders and will consider the shareholders’ vote on the frequency of the vote on the compensation of Named Executive Officers. Nevertheless, the Board of Directors may decide to hold an advisory vote on executive compensation more or less frequently than the option voted by the shareholders.

Vote Required

You may cast your vote by choosing the option of one year, two years, three years, or abstain from voting in response to the resolution set forth below:

“RESOLVED, that the option of once every year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Corporation is to hold an advisory vote by shareholders to approve the compensation of the Corporation’s Named Executive Officers.”

Recommendation

The Board of Directors unanimously recommends that you vote for holding an advisory vote on executive compensation [“EVERY YEAR.”]

PROPOSAL FIVE: RATIFICATION OF THIGPEN, JONES,

SEATON & CO., P.C. AS INDEPENDENT AUDITORS FOR 2013

Thigpen was the principal independent public accountant for the Corporation during the years ended December 31, 2012 and 2011. Representatives of Thigpen are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions. Subject to the vote of the shareholders, the Corporation anticipates that Thigpen will be the Corporation’s accountants for the current fiscal year.

Recommendation

The Board of Directors unanimously recommends that you vote “FOR” the ratification of Thigpen, Jones, Seaton & Co., P.C. as independent auditors for 2013.

INFORMATION CONCERNING THE CORPORATION’S ACCOUNTANTS

Audit Fees

The aggregate fees billed for professional services by Thigpen for the audit of the Corporation and a review of Empire’s annual financial statements and reviews of the Corporation’s quarterly financial statements for 2012 and 2011 were $64,177 and $61,306, respectfully.

Audit-Related Fees

The aggregate fees billed for professional services by Thigpen for an agreed upon procedural review of the trust division and of the Bank’s loan portfolio for 2012 and 2011 were $9,550 and $9,550, respectively. Other professional services billed for by Thigpen were for a Bank Secrecy Act procedures review for $4,190 in both 2012 and 2011, and Asset and Liability Management procedures review for $2,199 in both 2012 and 2011, respectfully.

Tax Fees

The aggregate fees billed for professional services by Thigpen for tax compliance for 2012 and 2011 were $5,815 and $5,515, respectively.

All Other Fees

The aggregate fees billed for professional services by Thigpen for the Corporation in 2012 were the Pension Plan audit of $5,499, 401(k) Plan audit of $4,961, and the information technology audit of $4,052. In 2011, the services performed and fees billed for the Pension Plan audit, 401(k) Plan audit, and information technology audit were $5,499, $4,961 and $4,052, respectively.

The Audit Committee approves all audit and non-audit services performed by the Corporation’s independent public accountant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, each executive officer, director and beneficial owner of 10% or more of the Corporation’s common stock is required to file certain forms with the SEC. Based solely on its review of the copies of such reports received by the Corporation, or written representations from certain reporting persons, the Corporation believes that during the last fiscal year all Section 16 filing requirements applicable to its reporting persons were fulfilled.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Any proposals of shareholders or recommendations for director nominees intended to be presented at the Corporation’s 2014 Annual Meeting must be received by December 19, 2013, in order to be eligible for inclusion in the Corporation’s Proxy Statement and Proxy for that meeting. The Corporation must be notified of any other matter intended to be presented by a shareholder at the 2014 Annual Meeting no later than March 3, 2014.

SHAREHOLDER COMMUNICATIONS

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to Mr. George R. Kirkland, Southwest Georgia Financial Corporation, P. O. Box 3488, Moultrie, GA 31776-3488. Any such communication should state the number of shares beneficially owned by the shareholder making the communication. The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is illegal or otherwise inappropriate.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

Management of the Corporation knows of no matters other than those stated above that are to be brought before the Annual Meeting. If any other matters should be presented for consideration and voting, however, it is the intention of the persons named as proxies in the enclosed Proxy to vote in accordance with their judgment as to what is in the best interest of the Corporation.

By order of the Board of Directors,

DeWitt Drew

President and

Chief Executive Officer

April [18], 2013

APPENDIX I

SOUTHWEST GEORGIA FINANCIAL CORPORATION

DIRECTORS AND EXECUTIVE OFFICERS

STOCK PURCHASE PLAN

1. Purpose

The purpose of this Plan is to enable directors and executive officers of Southwest Georgia Financial Corporation (the “Company”) to acquire the Company’s Common Stock at an advantageous price with their own funds and funds from the Company. The Board of Directors of the Company believes the Plan promotes participation in the ownership of the Company which will be of mutual benefit to eligible participants and the Company. The Plan is effective upon its adoption by the Board of Directors (the “Effective Date”) and will be submitted to shareholders of the Company for approval at the next regularly scheduled annual meeting of shareholders. The Plan shall remain in effect until the earlier of ten (10) years from the Effective Date or until all of the Common Stock authorized pursuant to the Plan has been issued.

2. DefinitionS

2.1	“Account” means an account reflecting the total of funds accumulated through deductions from a Participant’s salary or Director’s fees (including amounts carried over from a prior Accumulation Period) and if permitted, funds remitted to the Plan by personal check (including amounts carried over from a prior Accumulation Period).
2.2	“Accumulation Period” means the period during which funds are accumulated prior to a Purchase Date.
2.3	“Board of Directors” means the Board of Directors of the Company.
2.4	“Committee” means the Personnel Committee of the Board of Directors of the Company.
2.5	“Common Stock” means the $1.00 par value Common Stock of the Company.
2.6	“Company” means Southwest Georgia Financial Corporation, a Georgia corporation, and any successor that adopts the Plan.
2.7	“Director” means a member of the Board of Directors of the Company.
2.8	“Effective Date” means the date on which this Plan is approved by the Board of Directors of the Company.
2.9	“ESOP” means the Employee Stock Ownership Plan and Trust of Southwest Georgia Financial Corporation, as it may be amended from time to time.
2.10	“Fair Market Value” means the purchase price paid by the Plan for the purchase of shares of Common Stock on a Purchase Date, provided that if the shares of Common Stock are purchased from the ESOP, the purchase price shall not be less than the price on the principal exchange on which the Common Stock is traded on the Purchase Date.
2.11	“Participant” means an eligible executive officer or a Director of the Company that has elected to participate in the Plan.
2.12	“Plan” means the Southwest Georgia Financial Corporation Stock Purchase Plan, as set forth herein and as it may be amended from time to time.
2.13	“Purchase Date” means each date selected by the Committee for the purchase of shares of Common Stock with the amount credited to the Participant’s Account.

3. Participation

Executive officers and Directors of the Company shall be eligible to participate in the Plan upon making the contributions provided for in Section 4. The Board of Directors shall have the authority to designate other officers and key employees as eligible to participate in the Plan.

4. CONTRIBUTION OF FUNDS

The Board of Directors shall specify from time to time the maximum amount of funds that may be withheld from a Participant’s salary or Director fees or otherwise contributed by a Participant for a calendar year (or other period). The Board of Directors may periodically increase or decrease such amount in its discretion and may vary the allowable contributions among groups of Participants. The Participant shall designate on such forms as may be provided by the Committee the amount of salary or fees to be withheld and credited to the Participant’s Account. The Participant may upon 30 days’ written notice prior to a Purchase Date elect to cease further deductions of salary or Director’s fees and receive a withdrawal of all amounts then credited to the Participant’s Account. The Participant may resume contributions to the Plan at such time and in such amount as may be permitted by the Committee. No interest will be paid on amounts credited to the Participant’s Account. If a Participant dies and has amounts credited to his Account, such amount shall be paid to his estate.

5. PURCHASE OF COMMON STOCK

The Committee shall determine the Purchase Dates each year. On the Purchase Date, the Committee shall purchase on behalf of each Participant shares of Common Stock with an aggregate Fair Market Value of up to 2 times (the “Value Factor”) the amount then credited to the Participant’s Account. The Committee shall in its discretion (subject to review by the Board of Directors) establish on each Purchase Date the Value Factor relating to such purchase of Common Stock. Prior to approval of the Plan by shareholders of the Company, the Committee may in its discretion establish a program to credit the equivalent of shares of Common Stock to Participants as if a Purchase Date had occurred and to provide that such share equivalents will be forfeitable (and all funds returned to Participants) if the Plan is not approved by shareholders.

The shares of Common Stock purchased by the Committee shall, in the discretion of the Committee, be from authorized but unissued shares, treasury shares, shares purchased on the open market or from existing shareholders, or from shares held by the ESOP. As soon as practical after the Purchase Date, the Company shall cause the shares of Common Stock to be registered in the name of the Participant and, if appropriate, a certificate to be issued for such shares to the Participant, which certificate shall contain a legend indicating the shares are restricted with respect to transfer under applicable federal and state securities laws.

6. COMMON STOCK TO BE ISSUED

As of the Effective Date, the maximum number of shares of Common Stock that shall be available for issuance pursuant to the Plan shall be 200,000 shares, subject to adjustment for changes in capitalization of the Company as described in the following paragraph.

In the event that prior to the transfer of all of the shares of Common Stock which may be issued in accordance with this Plan, there shall be any increases or reductions in the number of shares of Common Stock of the Company outstanding by reason of any one or more stock dividends, stock splits, stock constrictions or any other materials change in the capital structure of the Company by way of reclassification, reorganization or recapitalization, the aggregate number of shares of Common Stock which may be issued under this Plan shall be proportionately and equitably adjusted.

No one shall, by any reason of participation in this Plan, have any interest in shares of Common Stock of the Company nor any rights of, or status as, a shareholder of the Company unless and until appropriate book entries representing such shares are issued. The Company shall be under no obligation to issue shares of Common Stock unless and until such shares of Common Stock shall have been paid for in full and all of the applicable provisions of this Plan shall have been complied with.

7. PLAN ADMINISTRATION

The Plan shall be administered by the Committee which shall have the power from time to time to establish suitable rules and procedures for administering the Plan. All decisions of the Committee pertaining to the interpretation, construction or application of the Plan or the rules promulgated by the Committee shall be final and conclusive. Neither any member of the Committee nor of the Board of Directors shall be liable for any decision made or action taken in good faith under the Plan. The Committee may from time to time designate an individual who shall serve as coordinator to assist in the ongoing administration of the Plan.

Notwithstanding any provision of the Plan to the contrary, the Committee and the coordinator may use telephonic media, electronic media or other technology, including the Company’s website and the internet, in administering the Plan to the extent not prohibited by applicable law, regulation or other pronouncement.

8. AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors may, at any time, terminate or amend the Plan. Approval of the shareholders of the Company within 12 months after the date on which the Board of Directors amends the Plan shall be necessary if the amendment would:

(i) Increase the number of shares of Common Stock that are authorized under Section 6 of the Plan; or

(ii) Expand the class of persons eligible to participate under the Plan; or

(iii) Constitute a “material revision” of the Plan under applicable rules.

9. NON-GUARANTEE OF EMPLOYMENT

Nothing in this Plan shall be construed (i) as giving a Director the right to remain as a Director of the Company; or (ii) as giving an employee, whether or not a Participant in this Plan, the right to be retained in the service of the Company or any subsidiary; and each employee shall remain subject to discharge, with or without cause, to the same extent as if this Plan had not been executed.

10. MISCELLANEOUS

10.1	Benefits Unfunded. The benefits provided by this Plan shall be unfunded. All amounts payable under this Plan to Participants shall be paid from the general assets of the Company, and nothing contained in this Plan shall require the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan shall create only a contractual obligation on the part of the Company .
10.2	Other Plans. This Plan shall not affect the right of any eligible Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by the Company, unless the terms of such other employee benefit plan or plans specifically provide otherwise.
10.3	Receipt or Release. Any crediting of shares of Common Stock or payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company, and the Committee may require such Participant, as a condition precedent to such crediting or payment, to execute a receipt and release to such effect.
10.4	Taxes. If the Participant’s Account or the shares of Common Stock purchased for a Participant pursuant to Section 5 are liable for the payment of any federal, state or local income taxes, the Participant shall be solely responsible for such taxes and the Company shall have the full power and authority to withhold and pay any such taxes out of any money or property it holds for the account of the Participant.

10.5	Securities Laws. The Company may, but is not required to, register the shares of Common Stock to be issued pursuant to the Plan under the federal or any state securities laws. As a result, the shares may be subject to certain restrictions on transfer and may only be transferable in accordance with an applicable exemption under such laws.
10.6.	Governing Law. This Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of Georgia. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
10.7	Gender, Tense, and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.
10.8	Successors and Assigns; Nonalienation of Benefits. This Plan shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Account of a Participant shall not (except as provided in Section 10.4) be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, claims of creditors, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a lawsuit, separation, divorce, child support or similar arrangement, shall be null and void and not binding on the Plan or the Company.
10.9	Exemption from Section 409A. The Plan shall at all times be interpreted and operated so as to be exempt from the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Company or the Committee shall not be taken (or shall be void and without effect), if such action would subject the Plan to the requirements of Section 409A.

IN WITNESS WHEREOF, the Company has executed this Plan on August 22, 2012, to be effective on the Effective Date.

SOUTHWEST GEORGIA FINANCIAL CORPORATION

By: /s/ Robert H. Craft

Name: Robert H. Craft

Title: Board Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

SOUTHWEST GEORGIA FINANCIAL CORPORATION

May 28, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.sgfc.com/pdf/2012annualreportandproxy.pdf

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930304030000000000 3 052813

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND PROPOSALS 2, 3 AND 5 AND "EVERY YEAR" FOR PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Cecil H. Barber
- ○ John J. Cole, Jr.
- ○ DeWitt Drew
- ○ Michael J. McLean
- ○ Richard L. Moss
- ○ Roy H. Reeves
- ○ Johnny R. Slocumb
- ○ M. Lane Wear
- ○ Marcus R. Wells

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "**FOR ALL EXCEPT**" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To approve the Directors and Executive Officers Stock Purchase Plan.	☐	☐	☐
3. To approve the advisory "say on pay" resolution supporting the compensation plan for the executive officers.	☐	☐	☐

	Every year	Every 2 years	Every 3 years	ABSTAIN
4. To approve the advisory resolution regarding the frequency of future advisory "say on pay" votes on executive compensation.	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
5. To ratify the appointment of Thigpen, Jones, Seaton & Co., P.C. as our independent auditors for the fiscal year 2013.	☐	☐	☐

6. Other Matters to Come Before the Meeting

THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NAMED IN THE PROXY AND ACCOMPANYING PROXY STATEMENT AND, UNLESS THE VOTE OF THE SHAREHOLDER INDICATES OTHERWISE, THIS PROXY WILL BE SO VOTED.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

COMMON STOCK
OF

SOUTHWEST GEORGIA FINANCIAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoint(s) John J. Cole, Jr. and George R. Kirkland, or either of them with power of substitution to each, as Proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of SOUTHWEST GEORGIA FINANCIAL CORPORATION (the “Corporation”) to be held on May 28, 2013, and any adjournment thereof.

SEE REVERSE SIDE

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